EXHIBIT 10.3

SECURITIES PURCHASE AGREEMENT
BY AND BETWEEN
STRATA SKIN SCIENCES, INC.
AND
SABBY HEALTHCARE MASTER FUND, LTD.
SABBY VOLATILITY WARRANT MASTER FUND, LTD.

________________________
Dated as of March 30, 2018

-i-

-ii-

Schedules
Schedule 2 – Company Disclosure Schedule
Schedule 7.1.2 – Subscription Agreement
Schedule 7.1.3 – Registration Rights Agreement
Schedule 7.1.12 – CEO Employment Agreement

-iii-

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of March 30, 2018, is entered into by and among (i) STRATA Skin Sciences, Inc., a Delaware corporation (the "Company"), and (ii) Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively "Buyer").
RECITALS
A.          The Company has outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), which shares of Common Stock are currently traded on the Nasdaq Capital Market (the "Principal Market").
B.          The Company and Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.
C.          Buyer wishes to purchase, and the Company wishes to issue and sell, upon the terms and conditions stated in this Agreement, shares of Common Stock of the Company as further specified herein.
D.          The Board of Directors of the Company (the "Board") has approved this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.
E.          The defined terms contained herein are defined in the Index of Defined Terms attached hereto.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Buyer hereby agree as follows:
1.          PURCHASE AND SALE OF SECURITIES.
1.1.          Purchased Shares.  At the Closing, subject to the satisfaction (or waiver) of the conditions set forth in Section 6 and Section 7 below, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, an aggregate of 925,9261 shares of Common Stock of the Company (the "Purchased Shares") for an aggregate purchase price of one million

1          Allocated 694,444 shares for Sabby Volatility and 231,482 shares for Sabby Master.

dollars ($1,000,000)2 (the "Purchase Price"), reflecting a price per share of $1.08 (rounded up to nearest number of whole shares).
1.2.          Closing.  The closing (the "Closing") of the purchase of the Purchased Shares by Buyer as contemplated by this Agreement shall occur at the offices of Pepper Hamilton LLP, 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801 or by an exchange of signature pages by fax or email, unless another place or method is agreed to by the Company and Buyer.  The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York time, on the first (1st) Business Day on which the conditions to the Closing set forth in Section 6 and Section 7 below are satisfied or waived (or such later date as is mutually agreed to by the Company and Buyer).  As used herein, "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.
1.3.          Payment of Purchase Price; Delivery of Security.  On the Closing Date, (i) Buyer shall pay the Purchase Price to the Company for the Purchased Shares by wire transfer of immediately available funds in accordance with the Company's written wire instructions and (ii) the Company shall issue to Buyer the Purchased Shares registered in the name of Buyer, and evidenced by a stock certificate delivered at Closing in the manner set forth in Section 5.1.
2.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to Buyer the matters set forth in this Section 2, as may be qualified by the corresponding section of the disclosure schedule delivered by the Company to Buyer (the "Company Disclosure Schedule").  These representations and warranties, and the information set forth in the Company Disclosure Schedule, are current as of the date of this Agreement, except to the extent that a representation, warranty or section of the Company Disclosure Schedule expressly states that such representation or warranty, or information in such section of the Company Disclosure Schedule, is current only as of an earlier date.
2.1.          Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  The Company has no subsidiaries other than MTech India LLC and Photomedex India Private Limited (the "Subsidiaries").   Except as set forth in Schedule 2.1 of the Company Disclosure Schedule, each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or formation, as applicable), and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  The Company and each of the Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the

2          $1 million Broadfin, $750,000 Sabby Volatility, $250,000, Sabby Healthcare

extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on (i) the business, properties, assets, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (ii) the authority or ability of the Company to perform any of its obligations under any of the Transaction Documents; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (i) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets; (ii) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to or arising out of this Agreement or the transactions contemplated by this Agreement by or before any governmental entity; (iii) a change in the market price or trading volume of the Common Stock; (iv) changes in general economic conditions or changes affecting the industry in which the Company operates generally (as opposed to Company-specific changes) so long as such changes do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole; and (v) any implementation or adoption after the date hereof by a governmental authority of or changes or prospective changes in, applicable laws or accounting rules, including generally accepted accounting principles or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing.  The Subsidiaries are wholly owned directly or indirectly by the Company, the shares in the Subsidiaries are free and clear of any encumbrances and no Person other than the Company has any rights convertible or exercisable into equity interests in any of the Subsidiaries or has claimed any encumbrance in respect of the shares in the Subsidiaries.  "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.  The Company does not have any equity interest in (or any right convertible or exercisable into equity interest of) any entity other than the Subsidiaries.  Neither of the Subsidiaries has any equity interest in (or any right convertible or exercisable into equity interest of) any other entity.
2.2.          Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into, and perform its obligations under, this Agreement and the other Transaction Documents to which it is a party, and to issue the Purchased Shares in accordance with the terms hereof and thereof as applicable, subject to the receipt of the affirmative vote of the holders of a majority of the votes cast at the Company Stockholders Meeting (as defined in the Accelmed SPA) (the "Company Stockholder Approval").  The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the Board and, other than the filing with the SEC of one or more Registration Statements (as defined in the Registration Rights Agreement) in accordance with the requirements of the Registration Rights Agreement, a Form D with the SEC and any other filings as may be required by any state securities agencies, no further filing, consent or authorization is required by the Company, the Board or its stockholders or other governing body, other than the Company Stockholder Approval.  This Agreement has been, and the other Transaction Documents to which the Company is a party will be, upon delivery at the Closing, duly executed and delivered by the Company, and each constitutes, or when delivered in accordance with the terms hereof will constitute, the legal, valid and binding obligation of the

Company, enforceable against the Company in accordance with its respective terms, (i) except as  such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies, (ii) except as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies  and except as rights to indemnification and to contribution may be limited by federal or state securities law. "Transaction Documents" means, collectively, this Agreement, the Stockholders Undertakings (as defined in the Accelmed SPA), the Registration Rights Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.
2.3.          Issuance of Purchased Shares.  The issuance of the Purchased Shares is (or will be prior to the Closing) duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof.  Subject to the accuracy of the representations and warranties of Buyer in this Agreement, the offer and issuance by the Company of the Purchased Shares is exempt from registration under the 1933 Act.
2.4.          No Conflicts.  Assuming receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) result in a violation of the Certificate of Incorporation of the Company, any capital stock of the Company or Bylaws of the Company, (ii) materially conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party, or (iii) assuming the accuracy of the representations and warranties of Buyer set forth herein, result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Company or by which any property or asset of the Company is bound and which will have a Material Adverse Effect.
2.5.          Consents.  The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, a Form D with the SEC, obtaining the Company Stockholder Approval, the consents required pursuant to Section Error! Reference source not found. of the Disclosure Schedule (all of which shall be obtained by the Company at or prior to Closing), the filings required pursuant to Section 4.8, and any other filings, notices or applications as may be required by any state securities agencies), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under, or contemplated by, the Transaction Documents, in each case, in accordance with the terms hereof or thereof. Assuming the Company Stockholder Approval is obtained, there is no requirement for the Company to obtain approval of the Principal Market for listing or trading of the "Registrable Securities" (as defined in the Registration Rights Agreement) which constitute Common Stock.

2.6.          Acknowledgment Regarding Buyer's Purchase of Purchased Shares.  The Company acknowledges and agrees that Buyer is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that Buyer is not (i) an officer or director of the Company, (ii) an "affiliate" (as defined in Rule 144) of the Company or (iii) to its Knowledge, a "beneficial owner" of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act of 1934 as amended (the "1934 Act")).  The Company further acknowledges that Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Buyer's purchase of the Purchased Shares.  The Company further represents to Buyer that the Company's decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by the Company and its representatives.
2.7.          No General Solicitation; Placement Agent's Fees.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Purchased Shares.  The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby.  The Company has not engaged any placement agent or other agent in connection with the offer or sale of the Purchased Shares.
2.8.          No Integrated Offering.  None of the Company or any of its affiliates, nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Shares under the 1933 Act, whether through integration with prior offerings or otherwise.  None of the Company, its affiliates nor any Person acting on its behalf will take any action or steps that would require registration of the issuance of any of the Purchased Shares under the 1933 Act or cause the offering of any of the Purchased Shares to be integrated with other offerings of securities of the Company.
2.9.          Application of Takeover Protections; Rights Agreement.  The Company and the Board have taken all necessary action in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the laws of any jurisdiction applicable to the Company, the Certificate of Incorporation, Bylaws or other organizational documents, or otherwise, which is or could become applicable to Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Purchased Shares and Buyer's ownership of the Purchased Shares.  Without limiting the generality of the foregoing, the Board has approved Buyer becoming an "interested stockholder" within the meaning of Section 203 of Delaware General Corporation Law as a result of the transactions contemplated by this Agreement.  The Company does not have any stockholder rights plans or similar arrangements relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company.

2.10.          SEC Documents; Financial Statements.  Except as set forth on Section 2.10 of the Company Disclosure Schedule, since December 31, 2016, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act or has received an extension of such time of filing (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents").  The Company has delivered to Buyer or its representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system.  As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude the footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).
2.11.          Absence of Certain Changes. Except as set forth in Section 2.11 of the Company's Disclosure Schedule, Since the date of the Company's most recent audited financial statements contained in a Form 10-K, except as disclosed in the SEC Documents filed subsequent to such Form 10-K, there has been no Material Adverse Effect.  Since the date of the Company's most recent audited financial statements contained in a Form 10-K, the Company has not (i) declared or paid any dividends, (ii) sold any assets outside of the ordinary course of business or (iii) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business.  The Company has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any Knowledge or reason to believe that any of its creditors intend to initiate involuntary bankruptcy proceedings or, except as set forth in Section 2.11 of the Company's Disclosure Schedule, any actual Knowledge of any fact which would reasonably lead a creditor to do so.  After giving effect to the transactions contemplated hereby to occur at or prior to the Closing, (i) the Company will not be Insolvent and (ii) the Company has not engaged in any business or in any transaction, and the Company is not about to engage in any business or in any transaction, for which the Company's remaining assets constitute unreasonably small capital.
"Insolvent" means, (i) the present fair saleable value of the Company's assets is less than the amount required to pay the Company's total Indebtedness, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (iii) the Company has current plans to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.  "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (iv) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person (in each case whether or not drawn, contingent or otherwise), (v) liabilities related to the deferred purchase price of property or services (including any earn-outs, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business) other than those trade payables and accrued expenses incurred in the ordinary course of business, (vi) liabilities pursuant to capitalized leases to the extent required to be capitalized under generally accepted accounting principles, and (vii) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates. On the Closing Date, except as set forth on Schedule 2.13 of the Company's Disclosure Statement, the Company and the Subsidiaries will not have any Indebtedness or other liabilities other than Indebtedness and liabilities (i) set forth in the last Quarterly Report on Form 10-Q filed by the Company with the SEC, or (ii) meeting both of the following conditions: (A) such Indebtedness or liabilities arose after the date of filing with the SEC of the Company's last Quarterly Report on Form 10-Q, and (A) were incurred in the ordinary course of business of the Company and the Subsidiaries and in compliance with the covenants and agreements of the Company contained herein.
2.12.          No Undisclosed Events, Liabilities, Developments or Circumstances.  To the Company's Knowledge, no event, liability, development or circumstance has occurred or exists with respect to the Company, any of the Subsidiaries, or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise) that (i) would be required to be disclosed by the Company under applicable securities laws on a Registration Statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced, or (ii) would reasonably likely to have a Material Adverse Effect.
2.13.          Conduct of Business; Regulatory Permits.  The Company is not in violation of any term of or in default under its Certificate of Incorporation, any certificate of designation, or Bylaws.  Except as would not have a Material Adverse Effect or as described in the NASDAQ Letters (as defined below), to the Company's Knowledge, neither the Company nor any of the Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or to such Subsidiary, and neither the Company nor any of the Subsidiaries will conduct its business in violation of any of the foregoing.  Without limiting the generality of the foregoing, except as described in the NASDAQ Letters, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no Knowledge of any facts or circumstances that could reasonably lead to suspension of the Common Stock by the Principal Market in the foreseeable future.  Since January 1, 2017, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) except as described in the NASDAQ Letters, the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension of the Common Stock from the Principal Market.  Each of the Company and the Subsidiaries possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct its businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and the Company has not received any written or oral notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. The "NASDAQ Letters" means the letters dated as of April 27, 2016 and October 25, 2016, delivered by the Principal Market to the Company.
2.14.          Foreign Corrupt Practices.  Neither the Company nor any of the Subsidiaries nor, to the Company's Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of the Subsidiaries (as applicable) has, in the course of its actions for, or on behalf of, the Company or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
2.15.          Sarbanes-Oxley Act.  Except as set forth on Schedule 2.15 of the Company's Disclosure Schedule, The Company is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated by the SEC thereunder.
2.16.          Transactions With Affiliates.  Except as set forth in the SEC Documents and other than the Transaction Documents, except as set forth on Schedule 2.16of the Company's Disclosure Statement,  none of the officers or directors of the Company, and to the Company's Knowledge, none of the employees or affiliates of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors and immaterial transactions), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, employee or affiliate or, to the Knowledge of the Company, any corporation, partnership, trust or other Person in which any such officer, director, employee or affiliate has a substantial interest or is an employee, officer, director, trustee or partner, in each case that would be required to be disclosed pursuant to Regulation S-K promulgated under the 1933 Act.
2.17.          Equity Capitalization.  As of the date hereof, the authorized capital stock of the Company consists solely of (a) 150,000,000 shares of Common Stock, $0.001 par value, of which 4,379,425 are issued and outstanding and (b) 10,000,000 shares of preferred stock, $0.10 par value, of which (i) 12,300 of which are designated series A Convertible Preferred Stock, of which 0 are issued and outstanding, (ii) 12,300 of which are designated series B Convertible Preferred Stock, of which 0 are issued and outstanding, and (iii) 40,617 of which are designated series C Convertible Preferred Stock, of which 35,981 are issued and outstanding.  No shares of Common Stock are held in treasury.  All of such outstanding shares are duly authorized and have been validly issued and are fully paid and non-assessable. 5,784 shares of the Company's issued and outstanding Common Stock on the date hereof are owned by Persons who are "affiliates" (as defined in Rule 405 of the 1933 Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company's issued and outstanding Common Stock are "affiliates" without conceding that any such Persons are "affiliates" for purposes of federal securities laws) of the Company.  Except as set forth on Section 2.17 of the Company Disclosure Schedule or pursuant to the Transaction Documents:  (i) to the Company's Knowledge, no Person owns 10% or more of the Company's issued and outstanding shares of Common Stock (calculated based on the assumption that all convertible securities, whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including "blockers") contained therein without conceding that such identified Person is a 10% stockholder for purposes of federal securities laws); (ii) the Company's capital stock is not subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue any capital stock of the Company; (iv) there are no outstanding debt securities, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or by which the Company is or may become bound; (v) there are no financing statements securing obligations in any amounts filed in connection with the Company with respect to any outstanding Indebtedness; (vi) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights Agreement); (vii) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (viii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Shares; (ix) the Company has no stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (x) the Company does not have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's business and which does not or would not reasonably be expected to have a Material Adverse Effect.  The Company has furnished to Buyer true, correct and complete copies of the Company's Amended and Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's Amended and Restated Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.
2.18.          Indebtedness and Other Contracts. Except as set forth on Schedule 2.18 of the Company's Disclosure Schedule, the Company is not in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect.  Except as disclosed in the SEC Documents, the Company (i) does not have any material outstanding Indebtedness or other material obligations and (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Material Adverse Effect.

2.19.          Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company's officers or directors which would be reasonably likely to adversely affect the transactions contemplated by this Agreement or would require disclosure in the SEC Documents, except as otherwise disclosed in the SEC Documents or as set forth on Section 2.19 of the Company Disclosure Schedule.  There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.  The SEC has not issued any stop order or other order suspending the effectiveness of any Registration Statement filed by the Company under the 1933 Act or the 1934 Act.
2.20.          Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged.  The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
2.21.          Employee Relations.  Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement nor, to the Company's Knowledge, does it employ any member of a union and there are no works councils or similar representative bodies within the Company or any of the Subsidiaries. The Company and each Subsidiary is in compliance in all material respects with its wage payment obligations to current and former employees and with its obligations to make tax-related deductions or withholdings from such wages.  To the Company's Knowledge, except as would not have a Material Adverse Effect, since January 1, 2015, there has not been any workplace accident, illness or injury suffered by any employee or independent contractor of the Company or any of the Subsidiaries that is not fully recovered or recoverable by insurance and that is likely to give rise to any liability by the Company or any of the Subsidiaries to such current or former employee, independent contractor of the Company or any of the Subsidiaries. No current executive officer (as defined in Rule 501(f) promulgated under the 1933 Act) of the Company or any of the Subsidiaries has notified the Company or any of the Subsidiaries that such officer intends to leave the Company or any of the Subsidiaries or otherwise terminate such officer's employment with the Company or any of the Subsidiaries. No current executive officer of the Company or any of the Subsidiaries is, to the Company's Knowledge,  in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, with the Company or a Subsidiary, in each case, except as would not reasonably be likely to result in a Material Adverse Effect.  Except as described in the SEC Documents or as set forth Schedule 2.21 of the Company's Disclosure

Schedule, there are no pending legal claims or, to the Company's Knowledge, threatened legal claims, asserted by any current or former employee of the Company or any of the Subsidiaries against the Company or any of the Subsidiaries, in each case, except as would not reasonably be likely to result in a Material Adverse Effect. The Company and each of the Subsidiaries is in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth in the SEC Documents or as set forth in Schedule 2.21 of the Company's Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of the Subsidiaries has entered into or made: (i) any agreement currently in effect to make any payment or to grant any loan or advance to any employee other than in respect of salary or standard benefits; (ii) any agreement currently in effect with any employee that provides that a change of control or a change of the management of the Company or any Subsidiary shall entitle such employee to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation; (iii) any agreement currently in effect imposing an obligation on the Company or any Subsidiary to change any terms of employment or working conditions or to increase the rates of remuneration or to make any bonus or incentive payments or any benefits in kind to any of its employees at any future date nor has the Company or any Subsidiary announced or proposed any such agreement; or (iv) any offer of an employment agreement to any person that is outstanding.
2.22.          Pensions. Except as set forth in Section 2.22 of the Company Disclosure Schedule, neither the Company nor the Subsidiaries have obligations in respect of any retirement benefits (including any pre-pension, early retirement or similar benefits payable on or following retirement, termination of employment, disability or death) for or in respect of any present or former employee or managing director of the Company or any Subsidiary, and/or their spouses or dependents.
2.23.          Personal Property.  Except as set forth in Section 2.23 of the Company Disclosure Schedule, each of the Company and the Subsidiaries has good and marketable title to its personal property owned by it which is material to the business of the Company, in each case, free and clear of all liens, encumbrances and defects except such as would not have a Material Adverse Effect.
2.24.          Real Property.
2.24.1.          Neither the Company nor any of the Subsidiaries owns any real property or has the obligation to acquire title to any real property.
2.24.2.          Any real property and facilities held under lease by the Company or any of the Subsidiaries (the "Company Real Property") are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any Subsidiary, as the case may be.

2.24.3.          Except as would not, individually or in the aggregate, have a Material Adverse Effect:
2.24.3.1.          There are no liens or encumbrances affecting the Company Real Property.
2.24.3.2.          The current use of the Company Real Property complies with every prevailing zoning plan and planning permission.
2.24.3.3.          No real property used or occupied by the Company or any of the Subsidiaries, including the Company Real Property, is polluted or contains or has contained asbestos.
2.24.3.4.          The Company and the Subsidiaries have observed the terms and conditions of the leases of the Company Real Property and none of the Company or any of the Subsidiaries received a complaint regarding any alleged breach of any such terms or conditions.
2.24.4.          No obligation exists for the Company or any Subsidiary to restore the Company Real Property in its original state.
2.25.          Intellectual Property Rights.
2.25.1.          The Company and its Subsidiaries own, or possess adequate rights or licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary or material for use in their respective businesses as now conducted (the "Company Intellectual Property").
2.25.2.          Except as set forth on Section 2.25.2 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has assigned or licensed any Company Intellectual Property to any third party.  Except as set forth in the SEC Documents, the Company has not received any written notice or claim challenging the ownership or possession of its rights to use the Company Intellectual Property, or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.  Except as set forth in the SEC Documents, the Company has not received any written notice challenging, terminating, amending, or affecting the interest of the Company in the Company Intellectual Property.
2.25.3.          The Company has taken all necessary actions deemed commercially reasonable by the Company to maintain and protect the Company Intellectual Property including, if and when applicable and required, the secrecy or confidentiality thereof, to the extent any such actions may be taken by the Company.  Except as would not have a Material Adverse Effect, all applicable filing, examination, maintenance and legal fees due as of the date hereof in connection with the Company Intellectual Property have been paid in full.
2.25.4.          Except as set forth in the SEC Documents or as set forth on Schedule 2.25.4 of the Company's Disclosure Schedule, the Company has not received written notice of a claim, nor does the Company have any Knowledge that any of the Company Intellectual Property is invalid, unenforceable, or misused.  As used in this Agreement, the term

"Knowledge" of an entity means the knowledge of any director, officer, general partner or manager of such entity, including Knowledge that could have been obtained by any such director, officer, general partner or manager of the entity following reasonable investigation of the relevant matter.
2.25.5.          No Company Intellectual Property licensed to the Company, and, to the Knowledge of the Company, no intellectual property licensed by the Company is involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other litigation or proceeding of any kind in the United States or in any other jurisdiction.
2.25.6.          Except as set forth on Section 2.25.6 of the Company Disclosure Schedule, to the Knowledge of the Company, no third party has, will be or currently is infringing, misappropriating, diluting or otherwise misusing any of the Company Intellectual Property.
2.25.7.          To the Knowledge of the Company, the transactions contemplated by this Agreement shall have no adverse effect on the right, title and interest of the Company and in and to Company Intellectual Property.
2.25.8.          Except as disclosed to Buyer in writing prior to the date hereof, all current employees and consultants of the Company have signed agreements (for the benefit of the Company) containing confidentiality provisions and invention assignment provisions.
2.25.9.          Except as set forth in the SEC Documents, the Company has not received any written communications alleging, nor does the Company have any Knowledge, that it has violated or, by conducting its business as currently conducted is currently violating any of the intellectual property rights of any other Person.  To the Company's Knowledge, it is not necessary to the business, as currently conducted, to obtain any other intellectual property rights from any third Person other than those which are owned by or licensed to the Company or are in the public domain.
2.25.10.          To the Company's Knowledge and except as would not result in a Material Adverse Effect, it is not necessary to the business, as currently conducted, to utilize any intellectual property of any of its employees of the Company made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned or licensed to the Company.
2.25.11.          Since the last filing by the Company of its Form 10-K through the EDGAR system, there has not been any sale, assignment or transfer of ownership interest in any Company Intellectual Property or other intangible assets of the Company.
2.26.          FDA.  Except as set forth in the SEC Documents or as set forth on Section 2.26 of the Company Disclosure Schedul
2.26.1.          As to each product subject to the Food and Drug Administration ("FDA"), any EU Regulatory Entity or any comparable foreign laws, rules and regulations (such laws and regulations, "Medical Regulations") that has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or the Subsidiaries (each such product, a "Company Product"), each such Company Product has been developed, manufactured, tested, distributed and marketed in compliance in all material respects with all applicable requirements under the Medical Regulations, including those relating to registration and listing, good manufacturing practice requirements, quality systems regulations, labeling, advertising, record keeping and filing of required reports and security.  Except as set forth on Section 2.26.1 of the Company Disclosure Schedule, the Company or the Subsidiaries have not received any written notices from the FDA, any EU Regulatory Entity or any other governmental agency or third party requiring the termination, suspension or modification of any, preclinical or clinical studies or tests or alleging a violation of any applicable Medical Regulations with all preclinical and clinical trials, Company Products or proposed products. For purposes of this Section 2.25, "EU Regulatory Entity" means (a) the body which has the authority to act on behalf of a European Union (EU) member state to ensure that the requirements of applicable medical device directives are carried out in that particular member state (a "Competent Authority"), (b) a certification organization which the Competent Authority of an EU member state designates to carry out one or more of the conformity assessment procedures according to the medical device directives, and (c) other comparable governmental or non-governmental regulatory entities of an EU member state.
2.26.2.          Except as set forth in Schedule 2.26.2 of the Company's Disclosure Schedule, the Company and the Subsidiaries have not had any Company Product or manufacturing site subject to a governmental entity (including FDA or any EU Regulatory Entity) shutdown or import or export prohibition, nor received any notice of inspectional observations, "warning letters," "untitled letters" or, to the Knowledge of the Company, requests or requirements to make changes to the operations of the Company's business or the Company Products that if not complied with would reasonably be expected to materially adversely affect the operations of the Company's business, or similar correspondence or written notice from the FDA, an EU Regulatory Entity or other governmental entity in respect of the Company's business and alleging or asserting noncompliance with any applicable Medical Regulations, laws, governmental permits or such requests or requirements of a governmental entity, and, to the Knowledge of the Company, none of the FDA, any EU Regulatory Entity or any other governmental entity is considering such action. No Company Product or other safety report with respect to the Company or the Company Products has been reported by the Company, and to the Knowledge of the Company, no Company Product or other safety report is under investigation by any governmental entity with respect to the Company Products or the Company's business.  Except as set forth in Schedule 2.26.2 of the Company's Disclosure Schedule, neither the Company nor the Subsidiaries have received any written notices from the FDA, any EU Regulatory Entity or any other governmental agency or third party requiring termination, suspension or modification of any preclinical or clinical studies or tests or alleging a violation of any applicable laws or regulations in connection with all preclinical and clinical trials, Company Products or proposed products.
2.26.3.          The Company and the Subsidiaries have filed or caused to be filed all required notices and other reports, including adverse experience reports, with respect to all preclinical and clinical trials with respect to the Company Products, except where such failure to file would not have a Material Adverse Effect.

2.26.4.          The Company and the Subsidiaries, or its designated agents, own or have the right to use all regulatory documents, including all correspondence and reports made to governmental authorities, with respect to the Company Products or currently proposed products of the Company, except whether the failure to own or use such documents would not have a Material Adverse Effect.
2.26.5.          Neither the Company nor any of the Subsidiaries, nor to the Company's Knowledge, any Person that manufactures, tests or distributes any Company Product on behalf of the Company has made with respect to any Company Product, an untrue statement of a material fact or fraudulent statement to the FDA, any EU Regulatory Entity or any other state or foreign regulatory authority or failed to disclose a material fact required to be disclosed to the FDA, any EU Regulatory Unit or any other state or foreign regulatory authority.
2.26.6.          The Company has not, and has not received written notice that any Person that manufactures, tests or distributes any Company Product or proposed product on behalf of the Company has, engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar state or foreign law or regulation or authorized by 21 U.S.C. §335a(b) or any similar state or foreign law or regulation.
2.26.7.          Where and when applicable, the Company has been, and has not received written notice that any Person that manufactures, tests or distributes any Company Product or proposed product on behalf of the Company has not been, in substantial compliance with the Medicare Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b) and implementing regulations codified at 42 C.F.R. §1001 and with all similar state or foreign laws and regulations.
2.27.          Healthcare Matters.  Each of the Company and the Subsidiaries and the operations thereof are and have been in compliance in all material respects with all Healthcare Laws.  "Healthcare Laws" means all legal requirements and government orders governing, regulating, restricting or relating or pertaining to the manufacturing, testing, distribution, sale, marketing or advertising, ordering or referring of, or the billing, coding or payment for, medical devices that are applicable to the business of Company or the Subsidiaries, including without limitation all (i) statutes, rules, regulations and other legal requirements governing the operation and administration of Medicare, Medicaid or other government healthcare programs, (ii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal Stark Law (42 U.S.C. § 1395nn), the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and or any comparable U.S., European Union, or other foreign laws, rules and regulations relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the defrauding of or making or presenting of any false claim, false statement or misrepresentation of material facts to any federal government programs or other third-party payor, (iii) to the extent not otherwise defined as Medical Regulations in Section 2.26.1 of this Agreement, the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations of the U.S. Food and Drug Administration, and comparable laws, rules or regulations of any EU Regulatory Entity or other state or foreign regulatory body, (iv) laws pertaining to the privacy or security of protected health information within the meaning of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (1996) ("HIPAA"), the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-005 (2009) ("HITECH"), and similar privacy laws, and (v) all applicable rules and regulations promulgated under, and state, local and foreign legal requirements that address the subject matter of, any of the foregoing.
2.27.1.          There is, and has been, no action pending, or, to Company's Knowledge, any action threatened in writing, alleging noncompliance with any Healthcare Law by any of (i) the Company, (ii) the Subsidiaries or (iii) their respective members, shareholders, owners, directors, managers, officers, employees, or to Company's Knowledge, independent contractors or agents, relating to the business of the Company or the Subsidiaries, except such as would not reasonably be likely to result in a Material Adverse Effect.  None of the Company or the Subsidiaries has received or been served in the last five (5) years with any search warrant, subpoena, civil investigative demand, contact letter or other written notice from any governmental authority or governmental or private third-party payor alleging any or relating to any alleged material violation by any of the Company of the Subsidiaries of any Healthcare Law.
2.27.2.          None of the Company or the Subsidiaries is or has been: (i) excluded, debarred or suspended from participation in any governmental healthcare program or other third-party payor plan or program, or any federal or state governmental procurement or non-procurement program; (ii) convicted of any criminal offenses relating to the delivery of an item or service under any governmental healthcare program or other third-party payor plan or program, fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission under any governmental healthcare program or other third-party payor plan or program, or interference with or obstruction of any investigation into any criminal offense; (iii) subject to any governmental order of, or any criminal, civil or administrative fine, assessment or penalty imposed by, any governmental authority with respect to any governmental healthcare program or other third-party payor plan or program; nor (iv) party to any corporate integrity agreement, deferred prosecution agreement or similar agreement, or subject to any reporting obligations relating to the provision of any healthcare goods or services or the payment therefor pursuant to any settlement agreement, with the Office of the Inspector General, U.S. Department of Health and Human Services, U.S. Department of Justice or other governmental authority; nor is any of the foregoing pending or, to the Company's Knowledge, threatened.
2.28.          Environmental Laws.  Each of the Company and the Subsidiaries  (i) is in compliance with all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
2.29.          Product Liability and Warranty. Except as set forth on Section 2.29 of the Company Disclosure Schedule. each product or service sold, manufactured, designed, packaged, distributed, leased, provided or otherwise delivered by the Company or the Subsidiaries has been in conformity, in all material respects, with all applicable laws, contractual commitments and all express and implied warranties, and neither the Company or any of the Subsidiaries has any material liability (and, to the Company's Knowledge, there is no, basis for any, present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against, or recall by, the Company) for replacement or repair of any such products or services or other damages in connection therewith.  Except as set forth on Section 2.29 of the Company Disclosure Schedule, to the Company's Knowledge, there is no, basis for any, present or future action against the Company giving rise to any material liability, arising out of product liability obligations or claims, or any injury to Person or property, in each case as a result of the ownership, possession or use of a product or service manufactured, sold, designed, packaged, distributed, leased, delivered or provided by the Company.
2.30.          Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively "Personal Information"), the Company and the Subsidiaries are and have been, to the Company's Knowledge, in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company's privacy policies and the requirements of any contract or codes of conduct to which the Company is a party.  The Company and the Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Company and the Subsidiaries have been, to the Company's Knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.
2.31.          Tax Status.  Except as set forth on Section 2.31 of the Company Disclosure Schedule and except as would not reasonably be likely to result in a Material Adverse Effect on the Company and its Subsidiaries:
2.31.1.          The Company and the Subsidiaries (i) have filed all non-U.S., U.S. federal, state, local and other income and other material tax returns, reports and declarations required by any jurisdiction to which the Company and any of its Subsidiaries are subject ("Tax Returns") (and each such Tax Return is correct and complete in all material respects), (ii) have timely paid all income and other material taxes, governmental assessments and charges due ("Taxes") (whether or not shown on any Tax Return), other than any such Taxes being contested in good faith by appropriate proceedings, and (iii) have set aside adequate reserves in accordance with generally accepted accounting principles for Taxes being contested as described in clause (ii).

2.31.2.          The Company and its Subsidiaries have not received written notice of unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.
2.31.3.          There is no action, audit, dispute or claim now pending, or proposed or threatened in writing, against or with respect to the Company or any of its Subsidiaries with respect to Taxes.
2.31.4.          No written claim has been made by a taxing authority in a jurisdiction where any of the Company or its Subsidiaries do not file tax returns that any of them is or may be subject to taxation by that jurisdiction.
2.31.5.          There are no liens on any of the stock or assets of any of the Company or its Subsidiaries with respect to Taxes (other than for Taxes not yet due and payable or for which adequate reserves are provided for in the SEC Documents).
2.31.6.          Each of the Company and its Subsidiaries (i) has withheld and timely paid all material taxes required to have been withheld and paid, (ii) is not subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a [material] Tax assessment or deficiency that is still in effect, and (iii) is not subject to any private ruling or closing agreement with a taxing authority, and (iv) is not a party to a tax allocation or sharing agreement (other than any agreement solely among the Company and its Subsidiaries and other than the indemnification and gross-up provision of the Company's credit facilities and similar provisions of any other agreement entered into in the ordinary course of business (e.g., leases), the principal purpose of which is not related to taxes).
2.31.7.          None of the Company or its Subsidiaries has liability for the Taxes of another person (other than the Company or its Subsidiaries) as transferee or successor, by contract or pursuant to law.
2.31.8.          Except for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction, excess loss account, prepaid amount, cancellation of indebtedness income, or change of accounting method, except to the extent that the liability or inclusion of income, as applicable, would not result in a Material Adverse Effect.
2.31.9.          No Subsidiary [other than Photomedex India Private Limited] is a foreign entity, and the Company does not own any record or beneficial interest in any other foreign entity.
2.32.          Internal Accounting and Disclosure Controls.  Except as provided in Section 2.32 of the Company Disclosure Schedule, the Company maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  Except as set forth in Section 2.32 of the Company's Disclosure Schedule, the Company has not received any notice or correspondence from any accountant or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company.  There are no material disagreements presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers presently employed by the Company.
2.33.          Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.
2.34.          Investment Company Status.  The Company is not, and upon consummation of the sale of the Purchased Shares will not be, an "investment company," an affiliate of an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.
2.35.          Acknowledgement.  The Company acknowledges that sales of shares of Common Stock by Buyer following the effectiveness of the Registration Statement or pursuant to Rule 144 or otherwise pursuant to an exemption from registration may reduce the price of the Common Stock.  None of the foregoing shall constitute a breach of this Agreement or any other obligation of Buyer.
2.36.          Manipulation of Price.  The Company has not, and, to the Knowledge of the Company, no Person acting on its behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Purchased Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.
2.37.          U.S. Real Property Holding Corporation.  The Company is not and has not ever been a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company shall so certify upon Buyer's request.
2.38.          Registration Eligibility.  The Company is eligible to register the resale of the Purchased Shares by Buyer on Form S-3.

2.39.          Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Purchased Shares to be sold to Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and the Company shall file any Tax Returns required to be filed with respect to such taxes.
2.40.          Shell Company Status.  The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i).
2.41.          Illegal or Unauthorized Payments; Political Contributions.  Neither the Company nor, to the Company's Knowledge, any of the officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.
2.42.          Money Laundering.  The Company is in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and executive orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, without limitation, (i) Executive Order 13224 of September 23, 2001 entitled, "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism" (66 Fed.  Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.
2.43.          Registration Rights.  No holder of securities of the Company (other than Buyer and other holders of the Company's securities who are parties to the Registration Rights Agreement) has rights to the registration of any securities of the Company because of the filing of the Registration Statement under the Registration Rights Agreement or the issuance of the Purchased Shares hereunder.
2.44.          Accounts Receivable.  All of the Company's and the Subsidiaries accounts receivable reflected in the Company's last filed Quarter Report on Form 10-Q constituted at that time a valid claim in the full amount thereof against the debtor charged therewith on the books of the Company, and has been acquired in the ordinary course of business.
2.45.          Relationships with Customers and Suppliers.  Except as set forth on Section 2.45 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is engaged in any dispute with any customer or supplier and, to the Knowledge of the Company, no customer or supplier intends to terminate or modify its business relations with the Company, in each case where the result of such dispute, termination or modification is likely to result in a Material Adverse Effect.

2.46.          Incentive Plan.  Prior to the date hereof, the Board (or a committee thereof) has taken all necessary actions to adjust to reflect the 5-to-1 reverse stock split effected on April 6, 2017, (a) the total number of shares of Common Stock available for issuance under the 2016 Omnibus Incentive Plan (the "Plan") from 10,294,400 to 2,058,880 shares of Common Stock and (b) all outstanding Incentive Awards (as such term is defined in the Plan) under the Plan.  As of the date of this Agreement, the total number of shares of Common Stock available for issuance under the Plan is 1,557,628. Except as set forth in the SEC Documents and on Schedule Error! Reference source not found. of the Company Disclosure Schedule, the Company does not have any employee stock option plans other than the Plan, and no options remain outstanding under any other stock option plans of the Company.
2.47.          Acknowledgement.  All disclosure provided to Buyer regarding the Company, its business and the transactions contemplated hereby, including the representations and warranties set forth in, and the schedules attached to, this Agreement, furnished by or on behalf of the Company is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each press release issued by the Company during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  No event or circumstance has occurred, or information exists with respect to the Company or its business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed.   The Company acknowledges and agrees that Buyer makes no, and has not made any, representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.
2.48          Acknowledgment Regarding Buyer's Purchase of Purchased Shares.  The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of an arm's length Buyer with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Buyer or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Buyer's purchase of the Purchased Shares.  The Company further represents to the Buyer that the Company's decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.
2.49          Acknowledgment Regarding Buyer's Trading Activity.  Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) none of the Buyers has been asked by the Company to agree, nor has the Buyer agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Purchased Shares for any specified term, (ii) past or future open market or other transactions by the Buyer, specifically including, without limitation, Short Sales or "derivative" transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company's publicly-traded securities, (iii) the Buyer, and counter-parties in "derivative" transactions to which any the Buyer is a party, directly or indirectly, presently may have a "short" position in the Common Stock and (iv) the Buyer shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction.  The Company further understands and acknowledges that (y) one or more Buyers may engage in hedging activities at various times during the period that the Purchased Shares are outstanding, and (z) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.
3.          BUYER'S REPRESENTATIONS AND WARRANTIES.
Buyer represents and warrants to the Company that:
3.1.          Organization; Authority.  Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.
3.2.          No Public Sale of Distribution.  Buyer is acquiring the Purchased Shares, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act; provided, however, by making the representations herein, Buyer does not agree, or make any representation or warranty, to hold any of the Purchased Shares for any minimum or other specific term and reserves the right to dispose of the Purchased Shares at any time in accordance with or pursuant to a Registration Statement or an exemption under the 1933 Act.  Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares in violation of applicable securities laws.
3.3.          Accredited Investor Status.  Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.
3.4.          Reliance on Exemptions.  Buyer understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Purchased Shares.
3.5.          Information.  Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Purchased Shares which have been requested by Buyer, including a copy of the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K, if any.  Buyer and its advisors, if any, have been afforded the opportunity to ask questions of, and receive answers from, the Company concerning the offer and sale of the Purchased Shares and to obtain any additional information Buyer has requested which is necessary to verify the accuracy of the information furnished to Buyer concerning the Company and such offering.  Buyer understands that its investment in the Purchased Shares involves a high degree of risk.  Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares.  Buyer also acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 2 of this Agreement; and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Section 2 of this Agreement.
3.6.          No Governmental Review.  Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares.
3.7.          Transfer or Resale.  Buyer understands that except as provided in the Registration Rights Agreement:  (i) the Purchased Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) pursuant to an exemption from registration, including any sale of the Purchased Shares made in reliance on Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto)("Rule 144").
3.8.          Validity; Enforcement.  This Agreement has been, and the other Transaction Documents to which Buyer is a party, or will be upon delivery at the Closing has been, duly and validly authorized, executed and delivered on behalf of Buyer and each constitutes or, when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.
3.9.          No Conflicts.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Buyer is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder.
3.10.          Availability of Funds.  Buyer has all funds necessary to purchase all the Purchased Shares to be issued under this Agreement and to timely consummate the transactions contemplated herein.
3.11.          Illegal or Unauthorized Payments; Political Contributions.  Neither Buyer nor, to Buyer's Knowledge, any of the officers, directors, employees, agents or other representatives of Buyer or any other business entity or enterprise with which Buyer is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Buyer.
3.12.          Money Laundering.  Buyer is in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and executive orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, without limitation, (i) Executive Order 13224 of September 23, 2001 entitled, "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism" (66 Fed.  Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.
3.13.          Legends. Buyer understands that, except as provided in Section 5.1, certificates evidencing the Purchased Shares may bear any legend as required by the Blue Sky laws of any state and a restrictive legend in substantially the form set forth in Section 5.1.
3.14.          Ownership of Common Stock.  Buyer is not, nor at any time during the last three (3) years has it been, and "interested stockholder" of the Company as defined in Section 203 of the Delaware General Corporation Law.  Buyer does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).
3.15.          Foreign Investors.  If the Buyer is not a United States person (as defined by Section 7701(a)(30) of the Code), the Buyer hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Purchased Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Purchased Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Shares.  The Buyer's subscription and payment for and continued beneficial ownership of the Purchased Shares will not violate any applicable securities or other laws of the Buyer's jurisdiction.

4.          COVENANTS.
4.1.          Commercially Reasonable Efforts.  Buyer shall use commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 6 of this Agreement.  The Company shall use commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 7 of this Agreement.
4.2.          Form D and Blue Sky.  The Company shall file a Form D with respect to the Purchased Shares as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Purchased Shares for sale to Buyer at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Buyer on or prior to the Closing Date.  Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Purchased Shares required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable "Blue Sky" laws), and the Company shall comply with all applicable federal, foreign, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Purchased Shares to Buyer.
4.3.          Reporting Status.  Until the date on which Buyer shall have sold all of the Registrable Securities (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.  Until such time that all of the Purchased Shares may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, and provided that the Buyer is not then, and has not been in the 90 day prior thereto, an Affiliate of the Company, if the Company (i) shall fail for any reason to satisfy the current public information requirement under Rule 144(c) or (ii) has ever been an issuer described in Rule 144(i)(1)(i) or becomes an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a "Public Information Failure") then, in addition to the Buyer's other available remedies, the Company shall pay to the Buyer, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Purchased Shares, an amount in cash equal to one and a half percent (1.5%) of the aggregate Purchase Price of the Buyer's Purchased Shares on the day of a Public Information Failure and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Buyers to transfer the Shares and Warrant Shares pursuant to Rule 144.  The payments to which the Buyer shall be entitled pursuant to this Section 4.5 are referred to herein as "Public Information Failure Payments."  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit the Buyer's right to pursue actual damages for the Public Information Failure, and the Buyer shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.
4.4          Use of Proceeds.  The Company shall use the proceeds from the sale of the Purchased Shares for general corporate purposes, for acquisition of growth technologies in accordance with plans approved by the Board, and for working capital.
4.5.          Financial Information.  The Company agrees to send the following to Buyer during the Reporting Period unless the following are filed with the SEC through the EDGAR system and are available to the public through the EDGAR system, (i) within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, any interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual, any current reports on Form 8-K and any Registration Statements or amendments filed pursuant to the 1933 Act, (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company (provided that such press releases will be deemed delivered if posted on the Company's website within one (1) Business Day of release thereof) and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.
4.6.          Listing.  The Company shall maintain the Common Stock's listing on the Nasdaq Capital Market (the "Eligible Market").  Except as set forth in the NASDAQ Letters, the Company shall not take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on an Eligible Market.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.7.
4.7.          Disclosure of Transactions and Other Material Information.  The Company shall, on or before 8:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, (i) issue a press release (the "Press Release") reasonably acceptable to Buyer disclosing all the material terms of the transactions contemplated by the Transaction Documents and (ii) file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching all the material Transaction Documents (including all attachments, the "8-K Filing").  From and after the issuance of the Press Release, the Company represents to the Buyers that it shall have publicly disclosed all material, non-public information delivered to any of the Buyers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Buyers or any of their Affiliates on the other hand, shall terminate.  Subject to the foregoing, unless and until a Change of Recommendation has occurred, neither the Company nor Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of Buyer, to make any press release or other public disclosure with respect to such transactions (A) in substantial conformity with the 8-K Filing and contemporaneously therewith and (B) as is required by applicable law and regulations (provided that in the case of clause (A) Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).
4.8.          Additional Offerings.
In the event the Company at any time proposes to issue additional shares of its capital stock (or rights convertible or exercisable into shares of capital stock), other than (i) stock and options issued to employees or directors of, or consultants or advisors to, the Company or any of the Subsidiaries pursuant to a plan approved by the Board, or (ii) registered public offerings, Buyer shall have a preemptive right to participate in any such issuance, allowing Buyer to purchase such shares or rights, on terms and conditions no less favorable to Buyer as those offered to any other offeree in such issuance, up to a percentage of the total number of shares or rights offered by the Company in such issuance equal to Buyer's percentage ownership of the Company's issued and outstanding shares of capital stock immediately prior to such issuance.
4.9.          Non-Public Information.
Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.8, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide Buyer or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Buyer shall have consented to the receipt of such information and agreed with the Company to keep such information confidential.  The Company understands and confirms that the Buyer shall be relying on the foregoing covenant in effecting transactions in securities of the Company.  To the extent that the Company delivers any material, non-public information to the Buyer without the Buyer's consent, the Company hereby covenants and agrees that the Buyer shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Buyer shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Company understands and confirms that the Buyer shall be relying on the foregoing covenant in effecting transactions in securities of the Company.
4.10.          D&O Insurance.  The Company shall maintain for a period ending six years after the Closing, and fully pay the premium for, directors' and officers' liability insurance policies covering current and former officers and directors of the Company in respect of acts or omissions occurring at or prior to Closing (including for acts or omissions occurring in connection with the approval and execution by the Company of the letter of intent proposing the transactions contemplated hereby, this Agreement and the consummation of the Closing), and  containing terms that are no less favorable to any such officer or director than those of the officers' and directors' liability insurance policies in effect on the date of this Agreement

4.11.          Auditors.  Within ten (10) business days following Closing, the Company shall retain as its outside auditors either a Big 4 accounting firm, or another national accounting firm approved by Buyer.
5.          REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.
5.1.          Legends.  Buyer understands that the Purchased Shares have been issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, and except as set forth below, the Purchased Shares shall bear any legend as required by the "Blue Sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
5.2.          Removal of Legends.  Certificates evidencing the Purchased Shares shall not contain any legend (including the legend set forth in Section 5.1 hereof), (i) while a registration statement covering the resale of such security is effective under the 1933 Act, (ii) following any sale of such Purchased Shares pursuant to Rule 144, (iii) if such Purchased Shares are eligible for sale under Rule 144 free of any restrictions, or (iv) if such legend is not required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the staff of the Commission) ("Liquidity Date").  After the Liquidity Date, the Company shall cause its counsel to promptly issue a legal opinion to the Transfer Agent or the Buyer if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by the Buyer, respectively.  The Company agrees that following the Liquidity Date or at such time as such legend is no longer required under this Section 5.2, it will, no later than two (2) Trading Days (as defined below) following the delivery by the Buyer to the Company or the Transfer Agent of a certificate representing Purchased Shares issued with a restrictive legend (such date, the "Legend Removal Date"), deliver or cause to be delivered to the Buyer a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 5.  Certificates for Purchased Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the

 Buyer by crediting the account of the Buyer's prime broker with the Depository Trust Company System as directed by the Buyer.  "Trading Day" shall mean a Business Day on which the Principal Market is open for trading.
5.3           Failure to Remove Legends.  In addition to the Buyer's other available remedies, the Company shall pay to the Buyer, in cash, (i) as partial liquidated damages and not as a penalty, for each $2,000 of Purchased Shares (based on the VWAP of the Common Stock on the date such Purchased Shares are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Buyer by the Legend Removal Date a certificate representing the Purchased Shares so delivered to the Company by the Buyer that is free from all restrictive and other legends and (b) if after the Legend Removal Date the Buyer purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Buyer of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that the Buyer anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of the Buyer's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the "Buy-In Price") over the product of (A) such number of Purchased Shares that the Company was required to deliver to the Buyer by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by the Buyer to the Company of the applicable Purchased Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii). "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Principal Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Buyers of a majority in interest of the Purchased Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
6.          CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.
6.1.          The obligation of the Company hereunder to issue and sell the Purchased Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing Buyer with prior written notice thereof:
6.1.1.          Buyer shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Company.
6.1.2.          Buyer shall have delivered to the Company the Purchase Price at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.
6.1.3.          The representations and warranties of Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date, and Buyer shall have delivered a certificate in form reasonably acceptable to the Company and signed by an executive officer of Buyer to the effect that this condition has been satisfied.
6.1.4.          No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents, and no actions, suits or proceedings shall be in progress or pending by any Person that seeks to enjoin or prohibit or otherwise materially adversely affect any of the transactions contemplated by the Transaction Documents.
6.1.5.          The Company Stockholder Approval (as defined in the Accelmed SPA) shall have been obtained and a simultaneous closing under that certain Stock Purchase Agreement between the Company and Accelmed Growth Parties, L.P. (the ""Accelmed SPA") shall have occurred.
6.1.6.          Buyer shall have delivered to the Company such other documents, instruments or certificates relating to the transactions contemplated by this Agreement reasonably required to consummate the transactions contemplated hereby.
7.          CONDITIONS TO BUYER'S OBLIGATION TO PURCHASE.
7.1.          The obligation of Buyer hereunder to purchase the Purchased Shares at the Closing is subject to the satisfaction, at or before Closing Date, of each of the following conditions, provided that these conditions are for Buyer's sole benefit and may be waived by Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:
7.1.1.          The Company shall have duly executed and delivered to Buyer each of the Transaction Documents to which it is a party.
7.1.2.          Buyer shall have received evidence of the simultaneously closing under the Accelmed SPA providing for a purchase by Accelmed, Buyer and Broadfin Healthcare

Master Fund, Ltd. of shares of the Company's Common Stock for an aggregate purchase price of Fifteen million dollars ($15,000,000) at a price per share of no less than $1.08.
7.1.3.          The Company shall have duly executed and delivered to Buyer the Registration Rights Agreement in the form attached hereto as Schedule 7.1.3 (the "Registration Rights Agreement").
7.1.4.          The Company and Rafaeli shall have entered into an employment agreement appointing Rafaeli as CEO of the Company, in the form attached hereto as Schedule 7.1.4 hereto, and such agreement shall remain in full force and effect as of immediately following Closing effective as of Closing.
7.1.5.          The Board shall have approved this Agreement, the purchase by Buyer of the Purchased Shares, and the other matters contemplated by the Transaction Documents.
7.1.6.          The Company shall have obtained Stockholder Approval.
7.1.7.          The Company shall have delivered to Buyer a certificate evidencing the good standing of the Company and each Subsidiary in the State of Delaware, issued by the Delaware Secretary of State as of a date within ten (10) days of the Closing Date.
7.1.8.          The Company shall have delivered to Buyer a certificate evidencing the Company's and each Subsidiary's foreign qualification and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company and each such Subsidiary conducts business and is required to so qualify, as of a date within ten (10) days of the Closing.
7.1.9.          The Company shall have delivered to Buyer a letter from the Company's transfer agent certifying the number of shares of the Company's capital stock, stating the outstanding shares of each class and series on the Closing Date immediately prior to the Closing.
7.1.10.          The Common Stock (i) shall be designated for quotation on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum maintenance requirements of the Principal Market; (b) since the date of this Agreement, the Company shall have timely complied (without regard to any extensions) with all filing and reporting obligations under the federal securities laws; and (c) the Company is in compliance with all requirements in order to maintain quotation on the Principal Market (including reporting requirements under the 1934 Act).
7.1.11.          No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents, and no actions, suits or proceedings shall be in progress or pending by any Person that seeks to enjoin, prohibit or otherwise materially adversely affect any of the transactions contemplated by the Transaction Documents.

7.1.12.          Since the date of execution of this Agreement, the Company shall not have filed nor be subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against the Company.
8.          TERMINATION.
8.1.          Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:
8.1.1.          By either Buyer or the Company if the Closing has not occurred by June 30, 2018 (the "Last Closing Date");
8.1.2.          By the written consent of Buyer, Accelmed and the Company;
8.1.3.          By Buyer upon termination of the Accelmed SPA; or
8.1.4.          By Buyer or the Company if any court of competent jurisdiction in the United States or other governmental entity will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein.
8.2.          Consequences of Termination.
8.2.1.          Except as otherwise expressly set forth in this Agreement, if this Agreement is terminated pursuant to Section 8.1 all parties' respective obligations hereunder shall then terminate, except that each party shall retain the right to pursue any and all remedies available hereunder or otherwise against any other party by reason of such other party's breach of any of its representations, warranties or covenants herein prior to such termination, which right shall survive the termination of this Agreement and shall remain in full force and effect and the Company shall reimburse the Buyer, by wire transfer of immediately available funds within two (2) Business Days after such termination, Buyer's legal fees and expenses up to $25,0003.
9.          MISCELLANEOUS.
9.1.          Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York, for the adjudication of any dispute hereunder or under any of the other Transaction Documents or in connection herewith or therewith or with any transaction contemplated hereby or thereby or discussed herein or therein,

3 Note that Sabby's split 75/25.

and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
9.2.          Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
9.3.          Headings; Gender.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.  Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Agreement instead of just the provision in which they are found.
9.4.          Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
9.5.          Entire Agreement; Amendments.  This Agreement, the other Transaction Documents and the schedules and exhibits expressly attached hereto and thereto supersede all other prior oral or written agreements between Buyer, the Company, its affiliates and Persons acting on its behalf solely with respect to the matters contained herein and therein, and this Agreement, the other Transaction Documents, and the schedules and exhibits expressly attached hereto and thereto contain the entire understanding of the parties solely with respect to the matters covered herein and therein.  For clarification purposes, the Recitals are part of this Agreement.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Buyer.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.  The Company has not, directly or indirectly, made any agreements with Buyer relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.  Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, Buyer has not made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.  As a material inducement for Buyer to enter into this Agreement, the Company expressly acknowledges and agrees that (i) no due diligence or other investigation or inquiry conducted by Buyer, any of its advisors or any of its representatives, or any information provided by or on behalf of the Company to Buyer shall affect Buyer's right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company's representations and warranties contained in this Agreement or any other Transaction Document, provided, that, Buyer shall not be entitled to seek damages for a breach of the Company's representations and warranties contained in this Agreement or any other Transaction Document to the extent such damages resulted from a breach of which Buyer had knowledge of prior to the date hereof and (ii) unless a provision of this Agreement or any other Transaction Document is expressly preceded by the phrase "except as disclosed in the SEC Documents," nothing contained in any of the SEC Documents shall affect Buyer's right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company's representations and warranties contained in this Agreement or any other Transaction Document.
9.6.          Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient's e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.  The addresses, facsimile numbers and e-mail addresses for such communications shall be:
If to the Company:
            STRATA Skin Sciences, Inc.
           100 Lakeside Drive, Suite 100]
        Horsham, PA 19044
        Telephone:          215.619.3200
        Facsimile:
        Attention:          Chairperson of the Board

With a copy (for informational purposes only) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103-4196
Email:          JWKauffman@duanemorris.com
Telephone:          215.979.1227
Facsimile:          215.689.2724
Attention:          John W. Kauffman, Esq.

If to Buyer:

Robert Grundstein
COO and General Counsel
10 Mountainview Road, Suite 205
Upper Saddle River, NJ 07458
p / (646) 307-4527
c / (201) 993-9426
aim / RobGSabby
rgrundstein@sabbymanagement.com
or to such other address, facsimile number or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date and recipient facsimile number or (iii) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively.  A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.
9.7.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and its successors and assigns, including, as contemplated below, any assignee of any of the Purchased Shares.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer.
9.8.          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and its permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
9.9.          Survival.  The representations, warranties, agreements and covenants shall survive the Closing, except that if a claim is not made in respect of a particular representation or warranty within two (2) years of the date hereof, such representation or warranty will expire at such time.

9.10.          Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
9.10.1.          Without limiting the foregoing, in the event the Company is required to issue additional shares pursuant to Section 9.10.1 of the Accelmed SPA, then the Buyer shall also be issued additional shares of Common Stock pro-rata based on the number of shares issued under this Agreement to the number of shares issued pursuant to the Accelmed SPA, provided, however, to the extent that such issuance would otherwise cause the Buyer's beneficial ownership of the Common Stock (as calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) would exceed 4.99%, such shares shall be held in abeyance by the Company for the benefit of the Buyer until such time that the Buyer is able, in its discretion, to receive such shares without exceeding such 4.99% limitation.
9.11.          Indemnification.
9.11.1.          In consideration of Buyer's execution and delivery of the Transaction Documents and acquiring the Purchased Shares thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless Buyer, its affiliates, and their respective stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements, (collectively the "Losses") incurred by any Indemnitee as a result of, or arising out of, or relating to, any claim (whether direct or derivative) of a breach of fiduciary duty by the Board (or any committee thereof), or by any director or by any stockholder, in connection with this Agreement and the transactions contemplated herein; provided, however, that the Indemnitees shall not be entitled to seek indemnification under this Section 9.11 until the aggregate amount of all Losses exceed $100,000 in the aggregate, and then the Indemnitees shall only be entitled to indemnification for Losses in excess of such amount; and provided, further, that the aggregate amount of all payments to which the Indemnitees shall be entitled to receive pursuant to this Section 9.11 shall in no event exceed the Purchase Price.
9.11.2.          Without limiting the foregoing, in the event the Company incurs Losses arising out of, or related to, any Retained Risk, then Buyer shall be issued additional shares of Common Stock as compensation for such Losses based on the following formula:
AS = (LS*PBS)/1.08
"AS" means the total additional shares to be issued
"LS" means the Losses amount incurred with respect to a Retained Risk

"PBS" means the Buyer's percentage ownership of the Company's issued and outstanding shares of capital stock immediately following Closing, assuming full conversion of all Preferred Stock at Closing.

9.11.3.          Provided, however, to the extent that such issuance would otherwise cause the Buyer's beneficial ownership of the Common Stock (as calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) would exceed 9.99%, such shares shall be held in abeyance by the Company for the benefit of the Buyer until such time that the Buyer is able, in its discretion, to receive such shares without exceeding such 9.99% limitation.
9.11.4.          The term "Retained Risk" means each of the following:
9.11.4.1.          Any Tax or other payment obligation by the Company under Section 280G of the Code by reason of the transactions contemplated herein4.
9.11.4.2.          Sales Tax obligations to the State of New York for periods prior to Closing paid after Closing in excess of $77,000;
9.11.4.3.          Any Losses incurred by reason of any matter described in Schedule 2.15 of the Company's Disclosure Schedule5.
9.11.4.4.          Any amounts payable by the Company to any placement agent, financial or investment advisors, or brokers, relating to or arising out of the transactions contemplated by this Agreement, except for payment to (i) H.C. Wainwright & Co., LLC in an amount not to exceed 4% of Purchase Price, and (ii) payment to Fairmount Partners in an amount not to exceed $680,000.
9.11.4.5.          Legal fees incurred by the Company through the Closing in connection with the transactions contemplated hereby, whether or not paid by the Company prior to the date hereof, in excess of $400,000.
9.11.4.6.          Premiums in excess of $200,000 for tail insurance covering pre-Closing directors and officers of the Company.
9.12.          Fees and Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including financial advisors', attorneys', accountants' and other professional fees and expenses, whether or not the Closing shall have occurred; provided, that the Company shall reimburse Buyer for its legal, consulting, due diligence and administrative costs related to the transactions contemplated

4 For avoidance of doubt, excluding Dolev Rafaeli
5 Dealing with exceptions to the Sarbanes-Oxley reps

herein, including the reasonable legal fees, disbursements and related charges of Buyer's counsel (the "Buyer's Fees and Expenses") in an aggregate amount not to exceed twenty-five thousand dollars ($25,000)6 at the earliest of (i) the Closing, or  (ii) the termination of this Agreement for any reason other than by reason of a breach of this Agreement by Buyer.  Without limiting the generality of the foregoing, at Closing Buyer may set-off the Buyer's Fees and Expenses against the Purchase Price.
9.13.          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.  Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for stock dividends, stock splits, stock combinations and other similar transactions that occur with respect to the Common Stock after the date of this Agreement.
9.14.          Remedies.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the parties recognize that in the event any party fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the other party.  The parties agree therefore that either party shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.  Without limiting the generality of the foregoing, either party shall have the right to seek specific performance of this Agreement, including the Closing and the performance by the other party of all other actions contemplated herein.
9.15.          Exercise of Right.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[signature pages follow]

6   Note that Sabby's split 75/25.

IN WITNESS WHEREOF, each of Buyer and the Company has caused its signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

STRATA SKIN SCIENCES, INC.

By:	/s/ LuAnn Via
Name:	LuAnn Via
Title:	Chairperson

SABBY HEALTHCARE MASTER FUND, LTD.

By:	/s/ Robert Grundstein
Name:	Robert Grundstein
Title:	COO

SABBY VOLATILITY WARRANT MASTER FUND, LTD.

By:	/s/ Robert Grundstein
Name:	Robert Grundstein
Title:	COO

[Signature page to Securities Purchase Agreement]

INDEX OF DEFINED TERMS
Defined Term	Section
1933 Act	Recitals
1934 Act	Section 2.6
8-K Filing	Section 4.8
Agreement	Preamble
Board	Recitals
Business Day	Section 1.2
Buyer	Preamble
Buyer's Fees and Expenses	Section 9.12
Bylaws	Section 2.17
Certificate of Incorporation	Section 2.17
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.31
Common Stock	Recitals
Company	Preamble
Company Disclosure Schedule	Section 2
Company Intellectual Property	Section 2.25.1
Company Product	Section 2.26.1
Company Real Property	Section 2.24
Company Stockholder Approval	Section 2.2
Competent Authority	Section 2.26.1
Eligible Market	Section 4.7
Environmental Laws	Section 2.28
EU Regulatory Entity	Section 2.26.1
FDA	Section 2.26.1
Hazardous Materials	Section 2.28
Healthcare Laws	Section 2.27
Indebtedness	Section 2.11
Insolvent	Section 2.11
Knowledge	Section 2.25.4
Last Closing Date	Section 8.1.1
Losses	Section 9.11
Material Adverse Effect	Section 2.1
Medical Regulation	Section 2.26.1
NASDAQ Letters	Section 2.13
Person	Section 2.1
Personal Information	Section 2.30
Plan	Section 2.46
Press Release	Section 4.8
Principal Market	Recitals
Purchase Price	Section 1.1
Index of Defined Terms

Purchased Shares	Section 1.1
Registrable Securities	Section 2.5
Registration Rights Agreement	Section 7.1.3
Registration Statement	Section 2.2
Regulation D	Recitals
Reporting Period	Section 4.3
Rule 144	Section 3.7
SEC	Recitals
SEC Documents	Section 2.10
Subsidiaries	Section 2.1
Tax	Section 2.31.1
Tax Returns	Section 2.31.1
Transaction Documents	Section 2.2

Index of Defined Terms